Exhibit 21.1


Subsidiaries of FSP Galleria North Corp.


                                                                 Jurisdiction of
Name                                                               Organization
----                                                               ------------

FSP Galleria North LLC                                                  DE

FSP Galleria North Limited Partnership                                  TX